Exhibit 99.1

Contacts:	Amedisys, Inc.
Kevin LeBlanc
Director of Investor Relations
(225) 292-2031
kleblanc@amedisys.com

AMEDISYS REPORTS FIRST QUARTER REVENUE AND EARNINGS

AND UPDATES 2010 GUIDANCE

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 A.M. ET

BATON ROUGE, Louisiana (April 27, 2010) — Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health nursing companies, today reported its financial results for the three-month period ended March 31, 2010. We posted record financial performance with net service revenue and net income attributable to Amedisys, Inc., increasing 20.8% and 35.6%, respectively, over the three-month period ended March 31, 2009.

Three-Month Periods Ended March 31, 2010 and 2009

•	Net service revenue increased $71.2 million or 20.8% to $413.0 million compared to $341.8 million in 2009, with $58.7 million of the increase related to growth through base/start-up agencies.

•	Net income attributable to Amedisys, Inc. increased $9.6 million or 35.6% to $36.6 million compared to $27.0 million in 2009

•

Diluted earnings per share increased 30.3% to $1.29 compared to $0.99 per diluted share in 2009. The weighted average number of diluted shares outstanding increased to approximately 28.4 million compared to 27.3 million in 2009.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased 31.0% to $70.7 million compared to $54.0 million in 2009.

“We are pleased with the results from the past quarter. With the passage of healthcare reform, our industry now has rate clarity for several years. This clarity will allow us to continue our growth both internally and externally through strategic acquisitions,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “The recent investments that we made in hiring strong senior leadership, strengthening clinical resources in the field and improving our industry leading technology will help propel the company to greater heights. These investments demonstrate our commitment to provide the highest quality of care to our patients, their families and the communities that we serve, while being cost-efficient in the process.”

2010 Guidance

•	Net service revenue is anticipated to be in the range of $1.700 billion to $1.750 billion, excluding the effects of future acquisitions, if any are made.

•	Diluted earnings per share is expected to be in the range of $5.50 to $5.70 based on an estimated 28.8 million shares outstanding, also excluding the effects of future acquisitions, if any are made.

We urge caution in considering the current trends and 2010 guidance disclosed in this press release. The home health and hospice industry is highly competitive and subject to intensive regulations, and trends and guidance are subject to numerous factors, risks, and uncertainties, some of which are referenced in the cautionary language below and others that are described more fully in our reports filed with the Securities and Exchange Commission (“SEC”) including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and subsequent Quarterly Reports on Form 10-Q, and current reports on Form 8-K which can be found on the SEC’s internet website, http://www.sec.gov, and our internet website, http://www.amedisys.com. We disclaim any obligations to update disclosed information on trends or guidance.

Earnings Call and Webcast Information

To participate in the conference call, please dial (888) 656-7419 (Toll free) or (913) 312-1483 (Toll) a few minutes before 10:00 a.m. ET on Tuesday, April 27, 2010. A replay of the conference call will be available beginning at 1:00 p.m. ET on April 27, 2010 through May 4, 2010. The replay dial in number is (888) 203-1112 (Toll free) or (719) 457-0820 (Toll). The replay pin number is 4144056.

The call will also be available through our website and for seven days thereafter at the following web address: http://www.amedisys.com/investors.

We are headquartered in Baton Rouge, Louisiana. Our common stock trades on the NASDAQ Global Select Market under the symbol “AMED.”

Additional information

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding our company, is routinely posted on and accessible on the Investor Relations subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We also use our website to expedite public access to time-critical information regarding our company in advance of or in lieu of distributing a press release or a filing with the SEC disclosing the same information. Therefore, investors should look to the Investor Relations subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the Investor Relations subpage of our website.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: changes in Medicare and other medical payment levels, our ability to open agencies, acquire additional agencies and integrate and operate these agencies effectively, changes in or our failure to comply with existing Federal and State laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the home health industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to attract and retain qualified personnel, changes in payments and covered services due to the economic downturn and deficit spending by Federal and State governments, future cost containment initiatives undertaken by third-party payors, our access to financing due to the volatility and disruption of the capital and credit markets, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate and manage our information systems and various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

Non-GAAP Financial Measure

This press release includes the following non-GAAP financial measure as defined under SEC rules: EBITDA, defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense and depreciation and amortization. In accordance with SEC rules, we have provided herein a reconciliation of this non-GAAP financial measure to the most directly comparable measure under generally accepted accounting principles (“GAAP”). Management believes that EBITDA is a useful gauge of our performance and is a common measure used in our industry to assess relative financial performance among companies.

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED FINANCIAL STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

Balance Sheet Information

	March 31, 2010	December 31, 2009
Current assets	$261,108	$218,036
Total assets	1,222,445	1,172,351
Total current liabilities	238,623	229,306
Total long-term obligations	199,407	206,710
Total equity	784,415	736,335

Income Statement Information

	For the three-month periods ended March 31,
	2010	2009
Net service revenue	$412,967	$341,838
Cost of service, excluding depreciation and amortization	204,062	165,039
General and administrative and other expenses	147,191	129,880

Operating expenses	351,253	294,919

Operating income	61,714	46,919
Other expense	(1,337)	(2,596)

Income before income taxes	60,377	44,323
Income tax expense	(23,547)	(17,286)

Net income	36,830	27,037
Net income attributable to noncontrolling interests	(184)	(15)

Net income attributable to Amedisys, Inc.	$36,646	$27,022

Net income per share attributable to Amedisys, Inc. common stockholders:
Basic	$1.32	$1.01

Diluted	$1.29	$0.99

Weighted average shares outstanding:
Basic	27,821	26,854

Diluted	28,359	27,293

Cash Flow Information

	For the three-month periods ended March 31,
	2010	2009
Net cash provided by operating activities	$71,037	$54,485
Net cash (used in) investing activities	(14,366)	(15,066)
Net cash (used in) financing activities	(9,176)	(16,618)

Net increase in cash and cash equivalents	47,495	22,801
Cash and cash equivalents at beginning of period	34,485	2,847

Cash and cash equivalents at end of period	$81,980	$25,648

AMEDISYS, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(Financial Data in thousands)

(Unaudited)

	For the three-month periods ended March 31,
	2010	2009
Financial Data:
Depreciation and amortization expense	$8,186	$6,282
Capital expenditures	$9,966	$7,478
Key Statistical Data:
General
Number of home health agencies	532	490
Number of hospice agencies	68	50
Number of agencies acquired (1)	1	6
Number of agencies opened as start-up locations (1)	17	10
Days revenue outstanding, net (2)	32.6	40.4
Internal episodic-based revenue growth (3)	17%	23%
Internal episodic-based admission growth (4)	13%	8%
Internal episodic-based recertification growth (5)	1%	15%
Total visits (6)	2,299,325	2,018,920
Home Health
Episodic-based admissions (7)	65,278	56,112
Episodic-based recertifications (8)	49,715	48,764
Episodic-based completed episodes (9)	105,096	96,299
Average episodic-based revenue per completed episode (10)	$3,282	$3,033
Episodic-based visits per completed episode (11)	18.6	17.7
Hospice
Average daily census (12)	2,628	1,710
Average length of stay (13)	87	74

(1)	Includes both home health and hospice agencies.
(2)

Our calculation of days revenue outstanding, net at March 31, 2010 and 2009 is derived by dividing our ending net patient accounts receivable (i.e. net of estimated revenue adjustments and allowance for doubtful accounts) by our average daily net patient revenue for the three-month period ended March 31, 2010 and 2009, respectively.

(3)	Internal episodic-based revenue growth is the percent increase in our base/start-up episodic-based revenue for the period as a percent of the total episodic-based revenue of the prior period.
(4)	Internal episodic-based admission growth is the percent increase in our base/start-up episodic-based admissions for the period as a percent of the total episodic-based admissions of the prior period.
(5)

Internal episodic-based recertification growth is the percent increase in our base/start-up episodic-based recertifications for the period as a percent of the total episodic-based recertifications of the prior period.

(6)

Total visits are defined as the number of times during the period that our registered nurses, licensed practical nurses, physical therapists, speech therapists, occupational therapists, medical social workers and home health aides visited all eligible patients in their residences.

(7)

Episodic-based admissions are defined as the number of patients admitted to our agencies during the period for the first 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(8)

Episodic-based recertifications are defined as the number of patients recertified to our agencies during the period for an additional 60-day episode of care where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(9)

Episodic-based completed episodes are defined as the number of patients that have either reached the end of their 60-day eligibility period or terminated their service before the 60-day eligibility period has lapsed where payors reimburse us for services provided on an episodic-basis, which include Medicare and other insurance carriers, including Medicare Advantage programs.

(10)	Average episodic-based revenue per completed episode is the average episodic-based revenue earned for each episodic-based completed episode of care.
(11)

Episodic-based visits per episode is calculated by dividing the total number of episodic-based visits on completed episodes in the period by the total number of episodic-based episodes completed in this period.

(12)	Average daily census is calculated by dividing the total number of patient days serviced in the period by the number of calendar days in the period.
(13)	Average length of stay is calculated by dividing the total number of days patients are on service in the period by the total number of days for discharged patients in the period.

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)

	For the three-month periods ended March 31,
	2010	2009
Net income attributable to Amedisys, Inc.	$36,646	$27,022
Add:
Provision for income taxes	23,547	17,286
Interest expense, net	2,326	3,374
Depreciation and amortization	8,186	6,282

EBITDA (1)	$70,705	$53,964

(1)

EBITDA is defined as net income attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.